Exhibit 99.1

CCG Investor Relations Crocker Coulson, President 646-213-1915 crocker.coulson@ccgir.com www.ccgir.com	China Agritech, Inc. Kelviz Lim 86-10-5962-1220

FOR IMMEDIATE RELEASE
China Agritech, Inc. Announces Second Quarter Financial Results

•	Net Sales increased 42.8% to $14.1 million
•	Net income increased 11% to $2.9 million

BEIJING, China, August 13, 2008-China Agritech, Inc. (OTC BB: CAGC) (“China Agritech” or “the Company”), a leading manufacturer of liquid organic fertilizer and other fertilizer products in China, today announced its financial results for the second quarter ended June 30, 2008.

Second Quarter Highlights

•	Revenue increased 42.8% year-over-year to $14.1 million
•	Gross profit increased 25.9% year-over-year to $7.2 million
•	Net income increased 11.0% year-over-year to $2.9 million
•	Fully diluted earnings per share was $0.12

“Following a slow start to the year of 2008, we are pleased to report strong top line growth in the second quarter driven by expansion of our customer base into the central and southern regions of China. This increase is in spite of the floods in central and southern region affecting our overall sales growth in the region. The delayed delivery of orders from the first quarter 2008 and sales from new regions have brought our revenue growth back on track,” commented Mr. Yu Chang, Chief Executive Officer of China Agritech. “We have begun construction of our new organic granular compound fertilizer facility in Harbin and are designing the floor plan for Xinjiang. We expect the Harbin and Xinjiang facilities to be completed towards the end of September and October, respectively.”

Revenue for the second quarter of 2008 demonstrated growth of 42.8% to $14.1 million from $9.9 million in the second quarter of 2007. The increase is mainly attributable to expansion of the Company’s customer base in the newly established sales areas in the central and southern regions of China, which accounted for 10% of the total revenues. The remaining 90% were from northern China. The increase in sales for the second quarter of 2008 is also attributable to the delayed delivery of certain orders from the first quarter of 2008. Due to the extended cold weather in the northern region of China in the first quarter of 2008, the frequency of fertilizer application was affected, leading to increased delivery in the second quarter of 2008.

Gross profit for the second quarter of 2008 increased 25.9% to $7.2 million from $5.8 million in the second quarter of 2007. Gross margin for the quarter was 51.4%, compared to 58.3% in the second quarter of 2007. The deterioration in gross margin was primarily due to the increase in prices of raw materials, which affected the entire industry and the increase in prices of packaging materials which were driven by surging oil prices. On a sequential basis gross margin improved from 49.7% in the first quarter of 2008 to 51.4% in the second quarter.

Selling expenses during the quarter were $1.2 million, or 8.7% of revenue, up from $0.8 million, or 8.0% of revenue in the second quarter of 2007. The increase in selling expenses was primarily due to higher compensation costs from incremental salary expenses and adjustment on commission basis. As a result of higher sales during the quarter, commissions paid to sales representatives also increased proportionately. The Company also incurred higher selling and marketing expenses in the newly established sales markets in central and southern China. The surging oil prices during the first half of the year 2008, resulted in increased freight charges in comparison to the same period of 2007.

Operating and administrative expenses during the quarter were $1.1 million, or 7.5% of revenue, compared to $0.5 million, or 4.7% of revenue, for the same period in 2007. The increase was primarily due to legal and professional consulting fees in connection with compliance with U.S. securities laws and general legal advice for long term company planning. In addition, the Company incurred additional costs related to its newly established organic liquid compound fertilizer plant in Xinjiang and overhead expenses related to the newly constructed organic granular compound fertilizer plant in Beijing, no similar costs were incurred in the second quarter of 2007.

Income from operations was $5.0 million, up 10.4% from $4.5 million in the same period of 2007. Operating margin for the quarter was 35.2% compared to 45.6% in the second quarter of 2007. On a quarter over quarter basis operating margin improved significantly from 28.1% in the first quarter of 2008.

Income taxes for the three month ended June 30, 2008 were lower than the three month ended June 30, 2007 due to the new corporate income tax law in the People’s Republic of China, which revised the corporate tax rate applicable to China Agritech from 33% to 25%.

Net income for the second quarter of 2008 was $2.9 million, up 11% from $2.6 million in the second quarter of 2007. Fully diluted earnings per share were $0.12 for the second quarter of 2008 compared to fully diluted earnings per share of $0.14 for the same period a year earlier. Weighted average fully-diluted shares for the second quarter of 2008 increased to 24,699,615 compared to weighted average fully-diluted shares of 19,143,615 in the second quarter of 2007, as the result of an additional 5,556,000 shares of common stock issued in a private placement in July 2007.

Six Month Results

For the first half of 2008, revenue increased to $21.4 million, up 15.9% from $18.5 million in the corresponding period of 2007. Gross profit increased 6.0% in the first six months of 2008 to $10.9 million from $10.3 million in the comparable period one year ago. Gross margin was 50.8% in the first two quarters of 2008 compared to 55.5% in the same period of 2007. Income from operations slid 10.5% to $7.0 million compared to $7.8 million in the same period one year ago. Net income for the first six months of 2008 was $4.1 million, or $0.17 per fully diluted share, down 8.9% from $4.5 million, or $0.24 per fully diluted share, in the first half of 2007.

Financial Condition

As of June 30, 2008, China Agritech had $7.4 million in cash and cash equivalents, no long-term debt or other interest bearing borrowings and $56.8 million in working capital. Days sales outstanding for the second quarter 2008 was 196 days, compared to 182 days in the second quarter of 2007. Inventory turnover days were 85 days as of June 30, 2008, compared to 106 days as of June 30, 2007. Shareholders’ equity stood at $58.1 million up from $50.9 million as of December 31, 2007.

Recent Event

On July 9, 2008, China Agritech announced that it had entered into a contract with AL-WAHA KHDRAA CO., a subsidiary of AL Ezz Group, a distributor of agricultural and fertilizer products to the Middle East and Africa. The initial contract obtained by the Company is for 10,000 liters of Green Vitality liquid fertilizer worth $75,000. Orders are expected to increase once Green Vitality liquid fertilizer is certified by Egypt’s Ministry of Agriculture, expected by the end of 2008, and large scale sales are permitted. This shipment was successfully shipped to Egypt on July 18, 2008 and should arrive at the Alexander port in Egypt in 60 days.

Business Outlook

China Agritech is actively pursuing acquisition of an established organic granular compound fertilizer facility in Anhui Province and has completed the due diligence process. If the facility is acquired and successfully integrated into our business, the acquisition will add 50,000 metric tons of annual production capacity. The Company has completed its construction of the organic granular compound fertilizer plant in Harbin and currently is in the stage of installing the production equipments. The Company has also commenced the construction of the Xinjiang plant for organic granular compound fertilizer production, which is expected to be completed in the fourth quarter of 2008. The Company’s annual organic granular compound fertilizer capacity is estimated to be at least 200,000 metric tons by the end of 2008.
China Agritech initiated its first international transaction with Egypt in July 2008. Following successful product testing conducted by a third party, Green Vitality demonstrated superior quality in comparison to local brands and is substantial compliance with the local industry standards. The Company plans to futher tap into international markets by virtue of high quality products.

China Agritech reaffirms its year-end guidance for 2008 to be in the range of approximately $54.0 to $56.0 million in revenues and net income in the range of approximatley $8.5 to $9.0 million, or earnings per share of approximately $0.35 to $0.37.

“We completed a successful trial run at our first granular fertilizer facility in Beijing. The facility has a 100,000 metric tons annual capacity. We expect to receive certification from the government in August and will begin production at the plant thereafter,” commented Mr. Yu Chang.

Conference Call Information

Management will conduct a conference call at 9:00 am EDT on Wednesday, August 13, 2008, to discuss results for the second quarter 2008. Hosting the call will be Mr. Kelviz Lim Kok Siak, Vice President of Finance, joined by Mr. Yu Chang, Chief Executive Officer of China Agritech. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 339-2688. International callers should dial 617-847-3007. The pass code for the call is 979 753 26.
If you are unable to participate in the call at this time, a replay will be available on Wednesday, August 13, 2008 at 11:00 a.m. EDT, through Wednesday, August 27, 2008. To access the replay from the United States dial 888-286-8010, or 617-801-6888 if calling internationally. Enter the Pass code 68775735.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China Agritech website at http://www.chinaagritechinc.com. To listen to the live webcast, please go to the China Agritech website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China Agritech’s website for 90 days.

About China Agritech Inc.

China Agritech is engaged in the development, manufacture and distribution of organic liquid and granular compound fertilizers and related products in the People's Republic of China. The company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The company sells its products to farmers via sales distributors across 26 provinces in China. For more information visit www.chinaagritechinc.com

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech’s products, China Agritech’s ability to sustain growth for the balance of the year and China Agritech’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

--Financial Tables Follow--

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$7,388,358	$11,852,636
Restricted cash	2,000,000	2,000,000
Accounts receivable, net	32,825,266	22,695,039
Inventories	8,597,711	3,508,741
Advances to suppliers	7,945,152	12,343,255
Prepayments and other receivables
	1,861,898	1,242,694
Total Current Assets	60,618,385	53,642,365

Construction In Process	1,794,062	-
Property, Plant, And Equipment, Net	3,837,229	3,798,958

Total Assets	$66,249,676	$57,441,323

Current Liabilities
Accounts payable	$278,782	$41,146
Accrued liabilities and other payables	1,473,042	1,047,721
Amount due to related parties	-	352,505
Taxes payable	2,020,356	1,650,243
Total Current Liabilities	3,772,180	3,091,615

Minority Interests	4,363,384	3,465,724

Commitments
Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, 24,699,615 shares issued and outstanding	24,700	24,700
Additional paid in capital	26,135,914	26,135,914
Statutory reserve	5,182,787	4,299,653
Accumulated other comprehensive income	5,693,285	2,578,107
Retained earnings	21,077,426	17,845,610
Total Stockholders' Equity	58,114,112	50,883,984
Total Liabilities and Stockholders' Equity	$66,249,676	$57,441,323

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007 AND FOR THE
SIX MONTH PERIOD ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2008	2007	2008	2007

Net sales	14,092,569	$9,866,891	21,409,652	$18,478,632
Cost of sales	(6,851,668)	(4,115,279)	(10,532,674)	(8,216,104)
Gross profit	7,240,901	5,751,612	10,876,978	10,262,528
Operating expenses
Selling expenses	(1,225,614)	(790,784)	(1,932,203)	(1,404,785)
General and administrative expenses	(1,050,336)	(464,090)	(1,923,891)	(1,012,157)
Total operating expenses	(2,275,950)	(1,254,874)	(3,856,094)	(2,416,942)
Income from operations	4,964,951	4,496,738	7,020,884	7,845,586
Other income (expense)
Interest income	2,223	3,986	63,896	31,881
Exchange gain (loss)	(180,066)	(1,718)	(174,839)	(1,927)

Total other income (expense)	(177,843)	2,268	(110,943)	29,954
Income before income taxes and minority interest	4,787,108	4,499,006	6,909,941	7,875,540
Provision for income taxes	(1,432,715)	(1,544,137)	(2,149,994)	(2,804,192)
Income before minority interests	3,354,393	2,954,869	4,759,947	5,071,348
Minority interests	(429,814)	(320,726)	(644,998)	(552,077)
Net income	2,924,579	2,634,143	4,114,949	4,519,271
Other comprehensive income
Foreign currency translation adjustment	1,796,515	327,124	3,115,178	831,773
Comprehensive income	4,721,094	$2,961,267	7,230,127	$5,351,044
Basic and diluted weighted average shares outstanding	24,699,615	19,143,615	24,699,615	19,143,615
Basic and diluted net earnings per share	0.12	$0.14	0.17	$0.24

CHINA AGRITECH, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

	2008		2007
Cash flows from operating activities:
Net income	$4,114,949		$4,519,271
Adjustments to reconcile net income to net cash
used in operating activities:
Stock based compensation	-		2,398
Minority Interest	644,998		552,077
Depreciation and amortization	325,033		166,992
(Increase) decrease in current assets:
Accounts receivable	(10,130,226)		(8,415,620)
Inventories	(5,088,970)		(5,137,954)
Advances to suppliers	4,398,103		5,827,972
Prepayments and other receivable	(619,205)		(217,408)
Due from shareholders	-		1,246
Increase (decrease) in current liabilities:
Accounts payable	237,635		370,903
Taxes payable	370,113		840,414
Accrued expenses and other payable	72,817		663,037
Net cash used in operating activities	(5,674,753)		(826,672)

Cash flows from investing activities:
Acquisition of property & equipment	(363,305)		(82,499)
Construction in progress	(1,794,062)		(1,070,974)
Restricted cash	-		81,546
Net cash used in investing activities	(2,157,367)		(1,071,927)

Cash flows from financing activities:
Advance from shareholders	-		-
Net cash provided by financing activities	-		-

Net decrease in cash and cash equivalents	(7,832,120)		(1,898,599)
Effect of exchange rate change on cash and cash equivalents	3,367,842		236,601
Cash and cash equivalents, beginning of year	11,852,636		6,430,009
Cash and cash equivalents, end of year	$7,388,358		$4,768,011
Supplement disclosure of cash flow information:
Income taxes paid	$1,837,906		$3,760,570

Non-cash Investment and Financing Activity:			-
Offset of amounts due to /from stockholders	$330,032	$

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